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EXHIBIT 11
                   STATEMENT OF COMPUTATION PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                                   1/01/02
                                                                   TO
                                                ANNUALIZED         9/30/02
                                                ---------          -------
Return on average total assets                  0.95%              0.71%
Return on average equity                        9.87%              7.38%
Dividend Payout Ratio                           NA                 NA
Average Equity to Average Assets                                   9.66%


STATEMENT OF COMPUTED PER SHARE EARNINGS


Net income                                                         $  5,476,000

Average Basic Shares Outstanding                                      5,148,271

Average Diluted Shares Outstanding                                    5,240,664

Basic earnings per share                                           $       1.06

Diluted earnings per share                                         $       1.04


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